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                                                                       Exhibit 3

                                                                December 7, 2005

Sandler O'Neill & Partners L.P.
   As representative of the several Underwriters
   Listed in Schedule I to the
   Underwriting Agreement referenced below
919 Third Avenue
6th Floor
New York, New York 10022

Ladies and Gentlemen:

     The undersigned understands that you, as representative (the "Representative"), propose to enter into an Underwriting Agreement (the "Underwriting Agreement"), on behalf of the several Underwriters named in
Schedule I to such agreement (collectively, the "Underwriters"), with CRM Holdings, Ltd., a Bermuda company (the "Company"), providing for a public offering (the "Offering") of the Company's common shares, $.01 par value (the "Common Shares"), pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended.

     In consideration of the agreement by the Underwriters to participate in the offering, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that (other than as set forth below), during the period beginning from the date of the final prospectus relating to the public offering (the "Prospectus") and continuing to and including the date 180 days after such date, the undersigned will not, (i) sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge, directly or indirectly, any Common Shares of the Company or securities convertible into or exchangeable or exercisable for any Common Shares of the Company or warrants or other rights to purchase Common Shares or any other securities of the Company that are substantially similar to the Common Shares of the Company, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned may be deemed to have beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission (collectively, the "Undersigned's Shares") or
(ii) publicly announce an intention to do any of the foregoing.

     The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of the Undersigned's Shares, whether any such transaction is to be settled by delivery of Common Shares or other securities, in cash or otherwise, even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to or derives any significant part of its value from the Undersigned's Shares.

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     Notwithstanding the foregoing, the undersigned may transfer the
Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) with the prior written consent of the Representative, on behalf of the Underwriters or (iv) to the Underwriters pursuant to the Underwriting Agreement. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has and, except as contemplated by clause (i), (ii), (iii) or (iv) above, for the duration of this Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. In addition, the undersigned may pledge the Undersigned's Shares provided that the pledgee or lender agrees in writing to be bound by the restrictions set forth herein. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company against the transfer of the Undersigned's Shares, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company is hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

     If:

     (1) during the last 17 days of the 180-day restricted period the Company issues a earnings release or material news or a material event relating to the Company occurs; or

     (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions imposed by this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

     The undersigned hereby acknowledges and agrees that written notice of any extension of the 180-day restricted period pursuant to the previous paragraph will be delivered by the Representative to the Company (in accordance with the Underwriting Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Agreement during the period from the date of this Agreement to and including the 34th day following the expiration of the initial 180-day restricted period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the 180-day restricted period (as may have been extended pursuant to the previous paragraph) has expired.

     The undersigned understands that the Company and the Underwriters are relying upon this Agreement in proceeding toward consummation of the Offering. The undersigned represents and warrants that the undersigned has full power and authority to enter into this Agreement. The undersigned further understands that this Agreement is irrevocable and agrees that the provisions of this Agreement shall be binding also upon the

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successors, assigns, heirs and personal representatives of the undersigned.

     This Agreement shall be effective upon the execution of the Underwriting Agreement by each of the parties thereto. The undersigned understands that if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Shares to be sold thereunder, the undersigned shall be released from all obligations under this Agreement.

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     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                        Yours very truly,

                                        /s/ Daniel Gregory Hickey, Jr.
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                                        Daniel Gregory Hickey, Jr.